Exhibit 4.1





              LADISH CO., INC. SAVINGS AND DEFERRAL INVESTMENT PLAN
                         (Effective as of April 1, 1987)

              LADISH CO., INC. SAVINGS AND DEFERRAL INVESTMENT PLAN
                         (Effective as of April 1, 1987)

                                TABLE OF CONTENTS

   Article   Section                                         Page

     I                The Plan
              1.1     Establishment of the Plan                 1
              1.2     Applicability of the Plan                 1
              1.3     Purpose of the Plan                       1

     II               Definitions
              2.1     Definitions                               2
              2.2     Gender and Number                         7

    III               Participation and Service
              3.1     Participation                             8
              3.2     Duration of Participation                 8
              3.3     Service                                   8
              3.4     Severance from Service                    9
              3.5     One-Year Period of Severance             10
              3.6     Hours of Service                         11
              3.7     Leased Employees                         11
              3.8     Special Provisions for Participants
                        Who Enter the Armed Forces             11

     IV               Contributions
              4.1     Before-Tax, After-Tax, and Matching
                        Contributions                          12
              4.2     Application of Forfeitures               14
              4.3     Limitations on Before-Tax Contributions  15
              4.4     Limitations on After-Tax and Matching
                        Contributions                          16
              4.5     Limitations on Annual Account Additions  17
              4.6     Rollover Contributions                   19

     V                Vesting in Accounts
              5.1     Before-Tax, After-Tax, and Rollover
                        Accounts                               21
              5.2     Matching Contributions Accounts          21

     VI               Distributions and Withdrawals
              6.1     Distribution Upon Retirement, Death,
                        or Disability                          22
              6.2     Distribution Upon Termination of
                        Employment for Reasons Other Than
                        Retirement, Death, or Disability       22
              6.3     Forfeitures                              22
              6.4     Commencement of Distributions            24
              6.5     Method of Distribution                   24
              6.6     In-Service Withdrawals                   24
              6.7     Required Distributions                   27
              6.8     Withholding Taxes                        29

    VII               Investment Elections
              7.1     Investment of Contributions              30
              7.2     Investment Elections                     30
              7.3     Investment Transfers                     30
              7.4     Transfer of Assets                       30

    VIII              Accounts and Records of the Plan
              8.1     Accounts and Records                     32
              8.2     Trust Fund                               32
              8.3     Valuation and Allocation of Expenses     32
              8.4     Allocation of Earnings and Losses        32

     IX               Financing
              9.1     Financing                                34
              9.2     Contributions                            34
              9.3     Nonreversion                             34
              9.4     Rights in the Trust Fund                 35

     X                Administration
             10.1     Plan Administrator and Fiduciary         36
             10.2     Expenses                                 36
             10.3     Administration                           36
             10.4     No Enlargement of Employee Rights        37
             10.5     Appeals from Denial of Claims            37
             10.6     Notice of Address and Missing Persons    38
             10.7     Data and Information for Benefits        38
             10.8     Indemnity for Liability                  39
             10.9     Effect of a Mistake                      39

     XI               Amendment and Termination
             11.1     Amendment and Termination                40
             11.2     Limitations on Amendments                40
             11.3     Bankruptcy and Other Contingencies       41

    XII               Top-Heavy Provisions
             12.1     Application of Top-Heavy Provisions      42
             12.2     Definitions                              42
             12.3     Minimum Contribution                     45
             12.4     Limit on Annual Additions:
                        Combined Plan Limit                    46
             12.5     Collective Bargaining Agreements         46

    XIII              Participation In and Withdrawal
                        From the Plan by an Employer
             13.1     Participation in the Plan                47
             13.2     Withdrawal from the Plan                 48

    XIV               Miscellaneous
             14.1     Beneficiary Designation                  49
             14.2     Incompetency                             50
             14.3     Nonalienation                            50
             14.4     Applicable Law                           51
             14.5     Severability                             51
             14.6     No Guarantee                             51
             14.7     Merger, Consolidation, or Transfer       51
             14.8     Internal Revenue Service Approval        51

              LADISH CO., INC. SAVINGS AND DEFERRAL INVESTMENT PLAN
                         (Effective as of April 1, 1987)

                              Article I.  The Plan

        1.1 Establishment of the Plan. Ladish Co., Inc. (hereinafter referred to as the "Company") established effective as of April 1, 1987 and presently maintains the Ladish Co., Inc. Savings and Deferred Investment Plan (the "Plan"), a savings plan for the benefit of its eligible Employees and eligible Employees of participating Affiliates. The Plan is amended and restated in its entirety as set forth herein effective as of April 1, 1987.

        1.2 Applicability of the Plan. The provisions set forth herein are applicable only to Employees in the employ of an Employer on or after the Effective Date.

        1.3 Purpose of the Plan. The Plan is intended to be a profit sharing plan qualified under Code section 401(a) with a cash-or-deferred arrangement qualified under Code section 401(k).

                            Article II.  Definitions

        2.1 Definitions. Whenever used in the Plan, the following terms shall have the respective meanings set forth below unless otherwise expressly provided herein, and when the defined meaning is intended the term is capitalized.

        (a) "Account" means the separate account maintained for each Member which represents his total proportionate interest in the Trust Fund as of any Valuation Date and which consists of the sum of the following subaccounts:

             (1) "After-Tax Contributions Account" means that portion of the Member's Account which evidences the value of the After-Tax Contributions made by the Member, including any gains and losses of the Trust Fund attributable thereto;

             (2) "Before-Tax Contributions Account" means that portion of the Member's Account which evidences the value of the Before-Tax Contributions made on his behalf by an Employer, including any gains and losses of the Trust Fund attributable thereto;

             (3) "Matching Contributions Account" means that portion of the Member's Account which evidences the value of the Matching Contributions made on his behalf by an Employer, including any gains and losses of the Trust Fund attributable thereto; and

             (4) "Rollover Account" means that portion of the Member's Account which evidences the value of the Rollover Contributions, if any, made by the Employee, including any gains and losses of the Trust Fund attributable thereto.

        (b) "Act" means the Employee Retirement Income Security Act of 1974, as amended.

        (c)  "Affiliate" means--

             (1) any corporation which is a member of the same controlled group of corporations (within the meaning of Code section 414(b)) as the Company;

             (2) any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Code section 414(c)),

             (3) any organization which is a member of an affiliated service group (within the meaning of Code section 414(m)) of which the Company is also a member, and

             (4) any other organization required to be aggregated with the Company pursuant to regulations under code section 414(o)."

        (d) "After-Tax Contributions" means the contributions made by a Participant pursuant to the Participant's election to contribute to the Plan as described in section 4.1(b) or pursuant to a reduction of the Participant's Before-Tax Contributions as described in section 4.4.

        (e) "Before-Tax Contributions" means the contributions made by an Employer on behalf of a Participant pursuant to the Participant's election to reduce Compensation as described in section 4.1(a).

        (f)  "Board" means the Board of Directors of the Company.

        (g)  "Code" means the Internal Revenue Code of 1986, as amended.

        (h)  "Company" means Ladish Co., Inc.

        (i) "Compensation" means base pay, except that for purposes of the "actual deferral percentage" tests referred to in sections 4.4 and 4.5, Compensation shall mean W-2 pay plus Before-Tax Contributions and any other amounts contributed on an Employee's behalf pursuant to a salary reduction under section 401(k) or section 125 of the Code. For Plan Years beginning after 1988 and prior to January 1,1994, the Compensation of each Employee that may be taken into account under this subsection shall not exceed the first $200,000 of an Employee's Compensation (as adjusted by the Secretary of the Treasury under Code section 415(d)). Effective January 1, 1994, the compensation of each Employee that may be taken into account under this subsection shall not exceed the first $150,000 of an Employee's Compensation (as adjusted by the Secretary of the Treasury under Code section 401(a)(17)). In determining the compensation of an Employee for purposes of the limitation in this subsection, the rules of Code section 414(q)(6) shall apply, except in applying such rules, "family" shall include only the employee's spouse and any lineal descendants of the Employee who have not attained age 19 before the close of the Plan Year.

        (j) "Disability" means a physical or mental injury or disease which causes an Employee to be permanently incapable of engaging in any occupation or employment for which the Employee is qualified or may reasonably become qualified with training, education, or experience, as determined by the Plan Administrator under rules consistently and uniformly applied to all Employees.

        (k)  "Effective Date" means April 1, 1987.

        (l) "Eligible Employee" means any salaried Employee who is employed by an Employer in the United States. "Eligible Employee" shall not include any person who is covered by a Collective Bargaining Agreement between employee representatives and the Company or an Affiliate if retirement benefits were the subject of good faith bargaining, unless such collective bargaining agreement provides for participation in the Plan and, shall not include employees who are in the Administrative and Technical Group at the Company's plant in Russellville, Arkansas.

        (m) "Employee" means any person who is employed by the Company or an Affiliate.

        (n) "Employer" means, individually or collectively (as the context indicates), the Company and any Affiliate which elects to become a party to the Plan, with the approval of the Company, by adopting the Plan for the benefit of its eligible Employees in the manner described in Article XIII.

        (o) "Employment Commencement Date" means the day on which an Employee first performs an Hour of Service for an Employer or nonparticipating Affiliate or, if applicable, the first day following a Break in Service, on which an Employee performs an Hour of Service for an Employer or nonparticipating Affiliate.

        (p) "Highly Compensated Employee" means, with respect to any Plan Year, any Employee who at any time during the 12-month period immediately preceding such Plan Year --

             (1) received compensation, as defined under Code section 414(q)(7), from the Employer and all Affiliates in excess of $75,000 (as effective January 1, 1987 and adjusted by the Secretary of the Treasury under Code section 415(d)),

             (2) received compensation, as defined under Code section 414(q)(7), from the Employer and all Affiliates in excess of $50,000 (as effective January 1, 1987 and adjusted by the Secretary of the Treasury under Code section 415(d)) and was in the top-paid 20 percent of Employees,

             (3) was an officer who received compensation, as defined under Code section 414(q)(7), in excess of one-half the limit under Code section 415(b)(1)(A), or

             (4)  was a 5-percent owner.

             Highly Compensated Employee also means, with respect to a Plan Year, any Employee who, at any time during such Plan Year, met the descriptions contained in paragraph (1), (2), or (3) and was among the top-paid 100 Employees or any Employee who was a 5-percent owner. A former Employee or a family member of a Highly Compensated Employee shall be treated as a Highly Compensated Employee to the extent required by section 414(q)(6) or (9) of the code and the regulations thereunder.

             In determining who is a Highly Compensated Employee, the following rules shall apply:

             (A) For purposes of determining the number of Employees in the top-paid 20 percent, the following employees are excluded:

                  (i) Employees who have not completed six months of service;

                  (ii) Employees who normally work less than 17 1/2 hours per week;

                  (iii) Employees who normally work during not ore than six months during any Plan Year;

                  (iv)      Employees who have not attained age 21; and

                  (v)       to the extent allowable under Treasury regulation
                            section 1.414(q)-1T, Employees covered by a collective bargaining agreement between employee representatives and the Employer or an Affiliate.

             (B) The number of officers is limited to 50 (or, if lesser, the greater of three Employees or 10 percent of Employees), excluding those Employees described in (A)(i), (ii), (iii),
                  (iv) and (v) above.

             (C) When no officer has compensation in excess of the dollar limit described in (3) above (as adjusted for increases in the cost of living as prescribed by the Secretary of the Treasury), the highest paid officer is treated as highly compensated.

             (D) A Highly Compensated Employee shall include a former Employee who separated from service prior to the Plan Year and who was an active Highly Compensated Employee for either --

                  (i)  the year the Employee separated from service, or

                  (ii) any Plan Year ending on or after the Employee's fifty-
                       fifth birthday.

             Alternatively, the simplified identification of Highly Compensated Employees under section 4 of Revenue Procedure 93-42 may be used, including the use of a snapshot day if applicable."

        (q)  "Hour of Service" means a period of employment, as defined in section 3.6.

        (r) "Investment Fund" means any investment vehicle selected by the Plan Administrator including but not limited to the following; guaranteed investment contracts, pooled funds, treasury securities, bonds, notes, fixed income mutual funds, common stocks, and equity mutual funds, in accordance with the provisions of the Trust Agreement.

        (s) "Matching Contributions" means the contributions made by an Employer on behalf of a Participant, conditioned on the making of After-Tax and/or Before-Tax Contributions, as described in section 4.1(c).

        (t) "Member" means a Participant, or a former Participant who still has a balance in his Account.

        (u) "One-Year Period of Severance" means a period of absence from employment, as described in section 3.5.

        (v) "Participant" means any Employee of an Employer who has met and continues to meet the eligibility requirements of the Plan as set forth in section 3.1.

        (w) "Plan" means this Ladish Co., Inc. Savings and Investment Deferral Plan.

        (x) "Plan Administrator" means the entity which has been designated as the "plan administrator" as provided in section 10.1.

        (y) "Plan Quarter" means the three-month period ending each March 31, June 30, September 30, and December 31.

        (z)  "Plan Year" shall mean the calendar year.

        (aa) "Rollover Contributions" means the contributions, if any, made by an Eligible Employee pursuant to section 4.6.

        (bb) "Service" means a period or periods of employment of an Employee with an Employer or a nonparticipating Affiliate as described in section 3.3.

        (cc) "Severance from Service" means an absence from employment, as described in section 3.4.

        (dd) "Trust Agreement" means (1) any agreement establishing a trust or (2) any insurance contract, which forms part of the Plan, to receive, hold, invest, and dispose of the Trust Fund.

        (ee) "Trustee" means the corporation, insurance carrier, or individual or individuals, or combination thereof, acting as trustee under the Trust Agreement at any time of reference.

        (ff) "Trust Fund" means the assets of every kind and description held under the Trust Agreement.

        (gg) "Valuation Date" means any day that the New York Stock Exchange is open for business or any other date mutually agreed to by the Plan Administrator and the Trustee.

        (hh) "Plan Month" shall mean the calendar month.

        2.2 Gender and Number. Unless the context clearly requires otherwise, the masculine pronoun whenever used shall include the feminine and neuter pronoun, and the singular shall include the plural.

                     Article III.  Participation and Service

        3.1  Participation.

        (a) Each Eligible Employee on the Effective Date who, on that date, has completed six months of Service as an Eligible Employee shall be eligible to participate in the Plan as of the Effective Date. Each other Employee who was or becomes an Eligible Employee of an Employer before, on, or after the Effective Date shall be eligible to participate in the Plan after the Effective Date on the first January 1, April 1, July 1 or October 1 coinciding with or next following the later or the date he becomes an Eligible Employee and the completion of three months of service. Provided, however, that any Employee who has previously been a Participant in a profit sharing plan under Code Section 401(a) established and maintained by the Company will be eligible to participate in the Plan as of the first day of service as an eligible employee. An Employee of an Employer shall be eligible to make a Rollover Contribution before becoming eligible to participate.

        (b) Each Employee who is eligible to participate in accordance with subsection (a) shall become a Participant by making the election to have Before-Tax Contributions made on his behalf in accordance with section 4.1(a) or to make After-Tax
             Contributions in accordance with section 4.1(b). Such election must be made upon first becoming eligible to participate, otherwise it can only be made as of the first day of any subsequent January, April, July, or October.

        3.2 Duration of Participation. A Participant shall continue to be a Participant until he terminates his employment with all Employers; thereafter, he shall be a Member for as long as he has an Account.

        3.3 Service. An Employee shall be credited for Service for his period of employment with an Employer and each nonparticipating Affiliate, determined as follows:

        (a) Service shall be determined in completed years, months, and days.

        (b) An Employee shall receive credit for Service from his Employment Commencement Date until his Severance from Service.

        (c) If an Employee who has had a Severance from Service is subsequently reemployed as an Employee--

             (1) If he is reemployed before a One-Year Period of Severance occurs after such Severance from Service, the Service he had at such Severance shall be reinstated upon his reemployment and, if such Severance from Service resulted from quit, discharge, or retirement, he shall receive credit for Service for the period between his Severance from Service and his reemployment.


             (2) If he is reemployed after a One-Year Period of Severance occurs after such Severance from Service, he shall be considered a new Employee for purposes of the Plan except--

                  (A) if at such Severance from Service he had a vested interest in any portion of his Matching Contributions Account, the Service he had at such Severance from Service shall be reinstated upon his reemployment.

                  (B) If subparagraph (A) is not applicable, and if the number of consecutive One-Year Periods of Severance is less than five, the years of Service he had at such Severance from Service shall be reinstated upon his reemployment.

        3.4 Severance from Service. Severance from Service means the earlier of (a) or (b) below:

        (a)  the date the Employee quits, retires, is discharged, or dies, or

        (b) the first anniversary of the first day of an Employee's absence from employment with an Employer or nonparticipating Affiliate (with or without pay) for any reason other than in (a) above, such as vacation, sickness, leave of absence, layoff, or military service (except as otherwise provided in section 3.8). An Employee who fails to return to employment at the expiration of an absence shall be deemed to have had a Severance from Service on the first to occur of the expiration of his absence or the first anniversary of the first day of his absence.

        3.5  One-Year Period of Severance.

        (a) A One-Year Period of Severance means each 12-consecutive-month period beginning on the date an Employee incurs a Severance from Service and ending on each anniversary of such date, provided that the Employee does not perform an Hour of Service for the Company or any Affiliate during such period.

        (b) Solely for purposes of determining whether a One-Year Period of Severance has occurred, in the case of an Employee who is absent from work beyond the first anniversary of the first date of an absence and the absence is for an approved leave for maternity or paternity reasons, the date the Employee incurs a Severance from Service shall be the second anniversary of the Employee's absence from employment. The period between the first and second anniversary of the first date of absence will not constitute Service. For purposes of this subsection, an absence from work for maternity or paternity reasons means an absence
             (1) by reason of pregnancy of the individual, (2) by reason of the birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

        3.6 Hours of Service. An Employee shall receive credit for each hour for which the Employee is paid, or is entitled to payment, for the performance of duties for the Company or an Affiliate. Hours of Service shall be credited in accordance with the rules of Department of Labor regulation 2530.200b-2.

        3.7 Leased Employees. A person who is not an Employee of an Employer or nonparticipating Affiliate and who performs services for an Employer or a nonparticipating Affiliate pursuant to an agreement between the Employer or nonparticipating Affiliate and a leasing organization shall be considered a "leased employee" if such person performed the services for a year and the services are of a type historically performed by employees. A person who is considered a "leased employee" of an Employer or nonparticipating Affiliate shall not be considered an Employee for purposes of the Plan. If such a person participates in the Plan as a result of subsequent employment with an Employer or nonparticipating Affiliate, he shall receive Service for his employment as a leased employee.

        3.8 Special Provisions for Participants Who Enter the Armed Forces. If a Participant is absent from employment for voluntary or involuntary military service with the armed forces of the United States and returns to employment within the period required under the law pertaining to veterans' reemployment rights, he shall receive Service for the period of his absence from employment.

                           Article IV.  Contributions

        4.1 Before-Tax, After-Tax, and Matching Contributions. For each Plan Quarter, each Employer shall contribute to the Plan on behalf of that Employer's Participants an amount equal to the sum of (a) Before-Tax Contributions, (b) After-Tax Contributions, and (c) Matching
   Contributions. The amount of Before-Tax Contributions, After-Tax Contributions, and Matching Contributions is determined as follows:

        (a) Before-Tax Contributions. Each Participant may elect, on a form provided by the Plan Administrator, to reduce his Compensation by 1 to 10 percent, in whole percentages, and to have the amount by which his Compensation is reduced contributed on his behalf by his Employer as a Before-Tax Contribution to the Plan. Effective October 1, 1995, each Participant may elect, on a form provided by the Plan Administrator, to reduce his Compensation by one to fifteen percent, in whole percentages, and to have the amount by which his Compensation is reduced contributed on his behalf by his Employer as a Before-Tax Contribution to the Plan. Such election must be made effective as of the Effective Date or, if later, the January 1, April 1, July 1, or October 1 immediately after becoming eligible to participate; otherwise such election can only be made effective as of the first day of any subsequent January, April, July, or October upon reasonable prior notice to the Plan Administrator.
             Such Participant may elect, no more than four times each Plan Year, on a form provided by the Plan Administrator, to increase or decrease his Compensation reductions (within the percentage limits stated above) upon reasonable prior notice to the Plan Administrator as of any January 1, April 1, July 1, or October
             1. Such elections shall be effective only with respect to Compensation not yet earned as of the effective dates of such elections.

             A Participant may elect on a form provided by the Plan Administrator to cease future Compensation reductions as of the first day of any month with reasonable prior notice to the Plan Administrator. After ceasing future Compensation reductions, an election to again reduce Compensation may be made as of any following January 1, April 1, July 1, or October 1.
             The Plan Administrator may adopt rules concerning the administration of this subsection. The Before-Tax Contributions made on behalf of each Participant shall be paid by each Employer to the Trustee as soon as practicable after the end of every Plan Month and allocated to the Participant's Before-Tax Contributions Account as of the end of the Plan Month.

        (b) After-Tax Contributions. Each Participant may elect, on a form provided by the Plan Administrator, to contribute, by payroll deduction, an amount equalling from 1 to 10 percent of his Compensation, in whole percentages, as an After-Tax Contribution to the Plan, provided that the Participant's combined Before-Tax Contributions and After-Tax Contributions for any Plan Year shall not exceed 10 percent of his Compensation for that Plan Year. Effective October 1, 1995, each Participant may elect, on a form provided by the Plan Administrator, to contribute by payroll deduction, an amount equalling from one to fifteen percent of his Compensation, in whole percentages, provided that the Participant's combined Before-Tax Contribution and After-Tax Contribution shall not exceed fifteen percent of his Compensation. Such election must be made effective as of the Effective Date or, if later, the January 1, April 1, July 1, or October 1 immediately after becoming eligible to participate; otherwise such election can only be made effective as of the first day of any subsequent January, April, July, or October upon reasonable prior notice to the Plan Administrator.
             Such Participant may elect, no more than four times each Plan Year, on a form provided by the Plan Administrator, to increase or decrease his After-Tax Contributions (within the percentage limits stated above) upon reasonable prior notice to the Plan Administrator as of any January 1, April 1, July 1, or
             October 1.

             A Participant may elect, on a form provided by the Plan Administrator, to cease future After-Tax Contributions as of the first day of any month with reasonable prior notice to the Plan Administrator. After ceasing future After-Tax Contributions, an election to resume After-Tax Contributions may be made as of any following April 1 or October 1.

             The Plan Administrator may adopt rules concerning the administration of this subsection. The After-Tax Contributions made by each Participant shall be paid by each Employer to the Trustee as soon as practicable after the end of every Plan Month and allocated to the Participant's After-Tax Contributions Account as of the end of the Plan Month.

        (c) Matching Contributions. The Matching Contributions shall be paid by each Employer to the Trustee as soon as practical after the end of every Plan Month and allocated, as of the end of the Plan Month, to the Matching Contributions Account of each Participant who made Before-Tax Contributions or After-Tax Contributions during the Plan Month, in the proportion that the sum of the Participant's Before-Tax Contributions and After-Tax Contributions for the Plan Month bears to the sum of the Before-Tax Contributions and After-Tax Contributions of all Participants for the Plan Month.

        4.2 Application of Forfeitures. Forfeitures occurring during any Plan Year in the Account of a Member shall be used to reduce future Matching Contributions due from the Employer of that Member. At the direction of the Plan Administrator, forfeitures may also be used to pay the costs and expenses incurred in connection with the general administration of the Plan and Trust.

        4.3  Limitations on Before-Tax Contributions.  Notwithstanding
   section 4.1(a), in no event shall any Employer make Before-Tax
   Contributions for any Plan Year that would result in the actual deferral percentage of the group of Highly Compensated Employees exceeding the actual deferral percentage of the group of all other eligible Employees by more than the greater of--

        (a)  one and one-quarter times; or

        (b)  the lesser of (1) two times or (2) two percentage points.
   The deferral percentage of each group of eligible Employees for any Plan Year shall be the average of the ratios (calculated separately for each eligible Employee in each group) of (A) the Before-Tax Contributions made on behalf of each eligible Employee for such Plan Year to (B) such eligible Employee's Compensation for such Plan Year. To the extent necessary to conform to such limitation, the Plan Administrator shall reduce Before-Tax Contributions made on behalf of Highly Compensated Employees in the following manner: First, the Before-Tax Contribution made on behalf of each eligible Employee who elected 10 percent during such Plan Year shall be reduced to 9 percent; next, the Before-Tax Contribution made on behalf of each eligible Employee who elected 9 or 8 percent during such Plan Year shall be reduced first to 8 and then 7 percent. This process shall be continued until such limitation is met. Any such reduction in the Before-Tax Contributions made on behalf of any Participant (and any income allocable thereto) shall be distributed to the Participant as soon as reasonably practicable or shall be considered to be an After-Tax Contribution and shall be credited to his After-Tax Contributions Account, pursuant to the Participant's election and to the extent permitted by the Code and applicable regulations or rulings.
   In addition to the preceding limitations on Before-Tax Contributions, in no event shall any Employer make Before-Tax Contributions for any Plan Year on behalf of any Participant that would result in a Before-Tax Contribution in excess of $7,000 or such greater limit as may be provided in section 402(g)(5) of the Code. To the extent that Before-Tax Contributions may inadvertently exceed such limitation or, when added to other elective deferrals (as that term is defined in section 402(g)(3) of the Code), do exceed such limit, any Participant who incurs such excessive deferrals in a Plan Year shall be permitted to identify the excess deferrals by the next following March 1. If any such excess deferrals are allocated to this Plan, the excess deferrals (and any income allocable thereto) shall be distributed to the Participant by the next following April 15 as provided in rules adopted by the Plan Administrator at the time and in accordance with the provisions of section 402(g) of the Code.

        4.4 Limitations on After-Tax and Matching Contributions. Notwithstanding section 4.1(b) and (c), in no event shall After-Tax Contributions and Matching Contributions for any Plan Year be made to the extent that such contributions, in the aggregate, would result in the actual deferral percentage of the group of Highly Compensated Employees exceeding the actual deferral percentage of the group of all other eligible Employees by more than the greater of--

        (a)  one and one-quarter times; or

        (b)  the lesser of (1) two times or (2) two percentage points.
   The deferral percentage of each group of eligible Employees for any Plan Year shall be the average of the ratios (calculated separately for each eligible Employee in each group) of (A) the After-Tax Contributions and Matching Contributions made by and on behalf of each eligible Employee to
   (B) such eligible Employee's Compensation for such Plan Year. To the extent necessary to conform to such limitation, the Plan Administrator shall first reduce After-Tax Contributions and Matching Contributions made by and on behalf of Highly Compensated Employees in the following manner:
   First, the After-Tax Contributions and Matching Contributions made on behalf of each Eligible Employee who elected to defer and/or contribute 10 percent of Compensation during such Plan Year shall be reduced to After-Tax Contributions and Matching Contributions based upon 9 percent of Compensation; next, the After-Tax Contributions and Matching Contributions made on behalf of each Eligible Employee who elected to defer and/or contribute 9 or 8 percent of Compensation during such Plan Year shall be reduced first to After-Tax Contributions and Matching Contributions based upon 8 percent and then 7 percent of Compensation. This process shall be continued until such limitation is met. In this process, an Eligible Employee's After-Tax Contributions shall be reduced before his Before-Tax Contributions are reduced.

   Any such reduction in the After-Tax Contributions made by any Participant (and any income allocable to such reduced amount) shall be refunded to him as soon as administratively possible, as provided in rules adopted by the Plan Administrator at the time and in accordance with the provisions of section 401(m) of the Code. Any such reduction in the Matching Contributions made on behalf of any Participant (and any income allocable to such reduced amount) shall be treated as a forfeiture and used to reduce the Employer's Matching Contributions for that Plan Year and (to the extent not used in that Plan Year) the following Plan Year. At the direction of the Plan Administrator, forfeitures may be used to pay the costs and expenses incurred in connection with the general administration of the Plan and Trust

        4.5  Limitations on Annual Account Additions.

        (a) Annual Account Addition. "Annual Account Addition" means for any Participant for any Plan Year, which shall also be the limitation year, the sum of--

             (1) Employer contributions made for him under any defined contribution plan for such Plan Year;

             (2) Participant's contributions to any defined contribution plan;

             (3) forfeitures allocated to him under any defined contribution plan for such Plan Year; and

             (4) contributions allocated on his behalf to any individual medical account under sections 401(h)(6) and 419A(d) of the Code.

             "Any defined contribution plan" means all defined contribution plans of the Company and Affiliates considered as one plan. For purposes of this section, "Affiliate" shall have the meaning prescribed in section 2.1(c), except that the phrase "more than 50%" shall be substituted for the phrase "at least 80%" each place it appears in Code section 1563(a)(1).
             A restored forfeiture pursuant to section 6.3(c) or a rollover contribution pursuant to section 4.6 or any similar provision shall not be included as part of any Participant's Annual Account Addition.

        (b) Limitation. A Participant's Annual Account Addition for any Plan Year shall not exceed the lesser of--

             (1) $30,000, or such higher annual amount as may be determined under regulations issued by the Secretary of the Treasury to reflect increases in the cost of living; or

             (2) 25 percent of such Participant's compensation (as defined in section 1.415-2(d) of the Treasury regulations) for such Plan Year.

        (c) Additional Limitation. If in any Plan Year a Member is covered both under any defined contribution plan and under any defined benefit plan, the sum of the defined benefit plan fraction (as defined in Code section 415(e)(2)) and the defined contribution plan fraction (as defined in Code section 415(e)(3)) for such Plan Year shall not exceed one. It is intended to reduce the benefits payable under any defined benefit plan to the extent necessary to prevent the sum of such fractions for any Plan Year from exceeding one before reducing contributions to any defined contribution plan. "Any defined benefit plan" means all defined benefit plans of the Company and Affiliates considered as one plan.

        (d) Reduction in Annual Account Additions. If in any Plan Year a Participant's Annual Account Addition exceeds the limitation determined under subsection (b) above, such excess shall not be allocated to his accounts in any defined contribution plan but shall be handled in the following manner and order until such excess is eliminated:

             (1)  his After-Tax Contributions shall be returned to him;

             (2) his portion of the allocation of Matching Contributions or any part thereof shall be placed in a suspense account; and

             (3) his portion of the allocation of Before-Tax Contributions or any part thereof shall be refunded to him.

             The amount held in such suspense account may be used to pay the cost and expenses incurred in connection with the general administration of the Plan and Trust. The amount held in such suspense account shall be used to reduce contributions by that Employer for the next following Plan Year.

             Such suspense account shall share in the gains and losses of the Trust Fund on the same basis as other Accounts.

             The above reductions shall be applied to this Plan first, and thereafter to any other defined contribution plan.

        4.6 Rollover Contributions. An Employee of an Employer may, in accordance with procedures approved by the Plan Administrator, contribute the following amounts as a Rollover Contribution to the Plan:

        (a) part or all of a distribution or proceeds from a sale of distributed property which qualifies as a "qualified total distribution" either from a trust described in section 401(a) and exempt from tax under section 501(a) or from a section 403(a) annuity plan, less any amounts considered to be employee contributions; except that any such distribution must not be from a trust forming part of a plan under which such a Participant was either a key employee in a top-heavy plan or an employee within the meaning of section 401(c)(1) at the time contributions were made on his behalf under such plan; or

        (b) a distribution from an individual retirement account or annuity, the entire amount of which distribution is from a source described in (a) above.

   A Rollover Contribution must be paid over to the Trustee on or before the sixtieth day after receipt by the Employee of the distribution and shall be held in the trust under this Plan as a completely separate Rollover Account in the name of the Employee whose interest is being held.

                         Article V.  Vesting in Accounts

        5.1 Before-Tax, After-Tax, and Rollover Accounts. A Member shall at all times be fully vested and have a nonforfeitable interest in his Before-Tax Contributions Account, After-Tax Contributions Account, and Rollover Account.

        5.2  Matching Contributions Accounts.

        (a) General. A Member shall have a vested and nonforfeitable interest in that portion of his Matching Contributions Account in accordance with the following schedule:

               Completed Years of Service     Vested Percentage

                      less than 1                        0%
                           1                            20%
                           2                            40%
                           3                            60%
                           4                            80%
                       5 or more                       100%

        (b) Accelerated Vesting. Notwithstanding subsection (a) above, a Member shall be fully vested and have a nonforfeitable interest in his entire Matching Contributions Account if--

             (1) his termination of employment as an Employee occurs on or after attaining age sixty-five, which is the Plan's "normal retirement age";

             (2)  he dies or suffers a Disability while an Employee; or

             (3) while he is an Employee, contributions to the Plan are completely discontinued or the Plan is terminated, or the Plan is partially terminated and the Member is affected by such partial termination.

                Article VI.  Distributions, Loans and Withdrawals

        6.1 Distribution Upon Retirement, Death, or Disability. Upon a Member's retirement after attaining age sixty-five or upon a Member's termination of employment because of his Disability or death, there shall be distributed to the Member, or to his beneficiary in case of his death, the Member's Account, determined as of the Valuation Date immediately preceding the date of distribution, plus any amounts credited to his Account subsequent to such Valuation Date.

        6.2 Distribution Upon Termination of Employment for Reasons Other Than Retirement, Death, or Disability. Upon the termination of employment of a Member for any reason other than his retirement after attaining age sixty-five, death, or Disability, there shall be distributed to him the full amount of the Member's Before-Tax Contributions Account, After-Tax Contributions Account, and Rollover Account, if any, and the vested portion of his Matching Contributions Account, determined as of the Valuation Date immediately preceding the date of distribution, plus any amounts credited to his Account subsequent to such Valuation Date.

        6.3  Forfeitures.

        (a) If a Member's employment terminates and the nonforfeitable portion of his Account is not greater than $3,500, the Member will receive a distribution of the value of the nonforfeitable portion of his Account and the nonvested portion shall be treated as a forfeiture immediately upon termination of employment.

        (b) If a Member's employment terminates and the nonforfeitable portion of his Account is greater than $3,500, the Member may elect to receive a distribution of the value of the nonforfeitable portion of his Account and the forfeitable portion of such Account will be treated as a forfeiture on the last day of the Plan Year during which the termination occurred.

        (c) If a Member receives a distribution pursuant to subsection (a) or (b) which is less than the value of the Member's Account and is reemployed by any Employer or nonparticipating Affiliate prior to incurring five consecutive One-Year Periods of Severance, the portion of such Account forfeited pursuant to subsections (a) or (b) will be restored if the Member repays to the Plan the full amount of the distribution.
             Such repayment must be made prior to the earlier of the fifth anniversary of the Member's reemployment date and close of the first period of five consecutive One-Year Periods of Severance commencing after the distribution. The source for restoring forfeitures shall be, first, current forfeitures and, if current forfeitures are insufficient, an additional contribution by the Member's Employer. Such additional contribution shall be made without regard to the existence of profits.
             Repaid distributions and restored forfeitures shall be invested in Investment Funds designated by the Member.


        (d) If a Member incurs five consecutive One-Year Periods of Severance, or if subsection (c) is applicable to the Member but he fails to make the repayment described in such subsection, he shall permanently forfeit the portion of his Account that was not vested pursuant to section 5.2 at the time of his initial termination of employment.

        (e) Forfeitures pursuant to subsections (a) and (b) shall be treated as though they are Matching Contributions of the Employer whose Employees created the forfeitures and shall reduce the amount of the Matching Contributions that would otherwise be required with respect to such Employer.

        6.4 Commencement of Distributions. Subject to the provisions of this section and sections 6.5 and 6.7--

        (a) Distributions pursuant to sections 6.1 and 6.2 shall be made or commence to the Member as soon as practicable following his termination of employment; provided, however, that if the nonforfeitable portion of his Account exceeds $3,500, then such distribution shall not be made at any time before his sixty-fifth birthday without the consent of the Member.

        (b) Distribution of a Member's Account will begin not later than the sixtieth day after the later to close of the Plan Year in which--

             (1)  he attains his sixty-fifth birthday, or

             (2)  his termination of employment occurs;

             provided that no Member whose termination of employment occurs on, within a year before, or after his sixty-fifth birthday shall be required to receive his Account prior to the first anniversary of his termination of employment except as may be required under section 6.7.

        (c) If a Member dies after his termination of employment but prior to receiving the full distribution of his Account to which he is entitled under this Article VI, any unpaid balance thereof at the time of his death shall be distributed to the Member's beneficiary in a lump sum, to be distributed as soon as practicable and permissible under the Code after his death.

        6.5 Method of Distribution. All distributions shall be in a lump sum and in cash. Amounts payable hereunder shall continue to accrue earnings and losses under section 8.4 pending such payment.

        6.6  In-Service Withdrawals.

        (a) Normal Withdrawals. Twice each Plan Year, a Participant may apply for a withdrawal from his After-Tax Contributions Account. The withdrawal shall be in an amount not less than the lesser of $1,000 or 100 percent of his After-Tax Contributions Account. The amount of such a withdrawal shall be paid in cash.
             A Participant who receives a withdrawal under this subsection shall not be permitted to make After-Tax Contributions, or to have Before-Tax Contributions made on his behalf, until the January 1, April 1, July 1, or October 1 coincident with or next following the day that is six months after the date of the withdrawal.

        (b) Hardship Withdrawals. A Participant who has a demonstrated hardship described in (c) below and who has immediate and heavy financial need described in (d) below may request a withdrawal of all or any part of his or her salary conversion contributions but not the earnings thereon. A Participant shall file a request for withdrawals no more than twice each Plan Year with the Plan Administrator on a form provided for such purpose. A request for a withdrawal shall describe any hardship for which the withdrawal is requested, specify the immediate and heavy financial need supporting the withdrawal as well as describe the means attempted to secure the needed funds other than a withdrawal hereunder. Hardship withdrawals shall not be permitted in amounts less than $1,000. The amount of the withdrawal shall be paid in cash. Effective for Plan Years beginning after December 31, 1988, earnings on Before-Tax Contributions shall not be available for hardship withdrawal to the extent that such a withdrawal would violate the provisions of Code section 401(k). Earnings on contributions made prior to January 1, 1989 are available for hardship withdrawal.

        (c) Demonstrated Hardship. A hardship withdrawal shall be limited to the following situations:

             (1) expenses for medical care described in Code section 213(d) previously incurred by a Participant, the Participant's spouse, or any dependent of the Participant (as defined in Code section 152) or necessary for these persons to obtain medical care described in Code section 213(d);

             (2) costs directly related to the purchase (excluding mortgage payments) of a principal residence for a Participant;

             (3) payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, his spouse, children, or dependents (as defined in Code section 152);

             (4) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence; or

             (5) such other reasons as may be set forth in rulings, notices, or other documents of general applicability issued by the Internal Revenue Service.

        (d) Immediate and Heavy Financial Need. A withdrawal is necessary to satisfy an immediate and heavy financial need of a participant only if all of the following requirements are satisfied:

             (1) The withdrawal does not exceed the amount of the Participant's immediate and heavy financial need, which may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution;

             (2) The Participant has obtained all distributions, other than hardship withdrawals, and all nontaxable loans currently available under all plans maintained by the Employer;

             (3) No Before-Tax Contributions, After-Tax Contributions, or similar contributions under all other plans of an Employer shall be permitted by or on behalf of the participant during the 12-month period after receipt of the hardship withdrawal; and

             (4) The Before-Tax Contributions and elective employee contributions under other plans of an Employer made by or on the participant's behalf for the calendar year next following the calendar year of the hardship withdrawal shall be limited to the amount by which the maximum limit under code section 402(g) for that year exceeds the Before-Tax Contributions (and other elective employee contributions under other plans of an Employer) made by or on behalf of the Participant for the calendar year of the withdrawal.

             For purposes of paragraph (3), the phrase "all other plans" means all qualified and nonqualified plans of deferred compensation maintained by the Employer. The phrase includes a stock option, stock purchase, or similar plan, or a cash or deferred arrangement that is part of a cafeteria plan within the meaning of Code section 125, but not a health or welfare benefit plan (including one that is part of a cafeteria plan within the meaning of Code section 125).

             A Participant's request for a hardship withdrawal must be accompanied or supplemented by such evidence of hardship as the Plan Administrator may reasonably require. Approval or disapproval of such withdrawal request shall be within the sole discretion of the Plan Administrator. The amount of such withdrawal shall be limited to that amount which the Plan Administrator determines is necessary to meet the immediate financial needs created by the hardship, provided that amounts attributable to earnings on Before-Tax Contributions shall not be subject to withdrawal for hardship.

             After a withdrawal in accordance with this section, amounts remaining to the credit of the participant, if any, in his or her Before-Tax Contributions Account and Rollover Account which exceed the total amount which is withdrawn under this section shall continue to be held, invested, and adjusted in accordance with the Plan until such adjusted amounts are distributable in accordance with Article VI.

        (e) Post-Age 59 1/2 Withdrawals. Twice each Plan Year, a Participant who has withdrawn or is simultaneously withdrawing the entire amount (if any) in his After-Tax Contributions Account may apply for a withdrawal from the remainder of the vested portion of his Account, provided he has reached age 59 1/2. The withdrawal, together with any simultaneous withdrawal from his After-Tax Contributions Account, shall be in an amount not less than the lesser of $1,000 or 100 percent of his Account. The amount of such a withdrawal shall be paid in cash.

             A Participant who receives a withdrawal under this subsection shall not be permitted to make After-Tax Contributions, or to have Before-Tax Contributions made on his behalf, until the January 1, April 1, July 1, or October 1 coincident with or next following the day that is six months after the date of the withdrawal.

        6.7 Required Distributions. Notwithstanding any of the preceding provisions of this Article--

        (a) In no event may the distribution of a Member's benefits commence later than the April 1 of the calendar year following the year in which the Member--

             (1)  reaches age 70 1/2; or

             (2)  retires, if later;
             provided, however, that paragraph (2) shall not apply in the case of a Member who is a 5-percent owner (as defined in Code section 416) at any time during the five-calendar-year period ending in the calendar year in which the Member attains age 70 1/2. If the Member becomes a 5-percent owner during any subsequent calendar year, the required commencement date shall be no later than April 1 of the calendar year following the end of such subsequent calendar year.

        (b) Effective on and after January 1, 1989, distribution of a Member's benefits must commence no later than April 1 of the calendar year following the calendar year in which the Member reaches age 70 1/2, except that if the Member has attained age 70 1/2 before January 1, 1988, subsection (a) shall apply to such Member.

        (c) If a Member dies prior to the commencement of the payment of benefits, the Member's benefits will be distributed within five years after the death of such Member.

        (d) If a distribution is made to a Member who is, or has been, a 5-percent owner (as that term is used in Code section 416) and the distribution is made before such Member attains the age of 59 1/2 for any reason other than the Member's becoming disabled (within the meaning of Code section 72(m)(7)), then such distribution will be subject to the 10 percent penalty tax of Code section 72(m)(5) to the extent that such amounts are attributable to contributions paid on behalf of such Member while he was a 5-percent owner. The Plan Administrator may, at its discretion, notify Members who are subject to the penalty of the applicability of Code section 72(m)(5). Effective on or after January 1, 1997, the distribution of a Member's benefits must commence no later than April 1 following the calendar year the member retires or attains age 70 1/2, whichever occurs last.

        (e) Effective on or after January 1, 1997, the distribution of a Member's benefits must commence no later than April 1 following the calendar year the member retires or attains age 70 1/2, whichever occurs last.

        6.8 Withholding Taxes. An Employer may withhold from a Member's compensation and the Trustee may withhold from any payment under this Plan any taxes required to be withheld with respect to contributions or benefits under this Plan and such sum as the Employer or Trustee may reasonably estimate as necessary to cover any taxes for which they may be liable and which may be assessed with respect to contributions or benefits under this Plan.

        6.9  Direct rollovers of Eligible Distributions.

             (a) General. This section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this section, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

             (b)  Definitions.

                  (1) Eligible rollover distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code section 401(a)(9); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                  (2) Eligible retirement plan. An eligible retirement plan is an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), or a qualified trust described in Code section 401(a), that accepts the distributee's eligible rollover distribution.
                       However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity,.

                  (3) Distributee. A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code section 414(p), are distributees with regard to the interest of the spouse or former spouse.


                  (4) Direct rollover. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

        6.10 Loans To Participants.

             (a) Loans shall be made available to all Participants and Beneficiaries on a reasonably equivalent basis.
                  A request for a loan shall be made in writing to the Plan Administrator and shall specify the amount of the loan. If a Participant's loan request is approved by the Plan Administrator, the Plan Administrator shall furnish the Trustee with written instructions to make the loan in a lump-sum payment, less a reasonably loan fee, to the Participant.

                  Loans will be withdrawn from the Participant's account on a pro-rata basis from each investment fund.

             (b) A Participant may not have more than one loan outstanding at a time, and may not take out a loan more than once in a twelve month period.

             (c) Loans shall not be made available to Highly Compensated Employees (as defined in section 2.1(p) of the Plan) in an amount greater than the amount made available to other employees. No loans will be made to any shareholder-employee who owns more than five percent of the outstanding stock of the Company.

             (d)  Loans must be adequately secured within the meaning of
                  Section 4975(d) of the Code and shall include a pledge in the form of a legally binding promissory note executed by the Participant assigning all of the Participant's right, title and interest in the Plan.

             (e) Loans shall bear a reasonable interest rate which is commensurate with prevailing interest rates charged by professional lenders for similarly secured personal loans, as determined by the Plan Administrator.

             (f) The minimum loan amount is $1000. No Participant loan shall exceed 50 percent of the total vested accrued benefit of the Participant as of the date of the loan or $50,000, whichever is less.

             (g) A loan to a Participant shall by its terms be required to be repaid within five years of the date on which the loan is made. Repayments on any loan shall be made in regular periodic installments on a schedule prescribed by the Plan Administrator with payments not less frequently than quarterly, and shall be applied on a substantially level amortization basis to reduce principal as well as the accrued interest of the loan.

                  The Plan Administrator shall have sole responsibility for assuring that a Participant makes all loan payments on a timely basis and shall notify the Trustee in the event of default by a Participant on a loan repayment. Loan payments shall be paid to the Trustee and shall be accompanied by instructions from the Plan Administrator which identify each Participant on whose behalf a loan repayment is being made.

             (h) In the event of a default by a Participant on a loan repayment, all remaining payments on the loan shall immediately be due and payable. The Plan Administrator shall take any and all actions necessary and appropriate to enforce collection of the unpaid loan, although foreclosure on the Participant's promissory note and attachment of the Plan's security shall not occur until a distributable event occurs under the Plan.

             (i) Prior to making any distribution of benefits from a Participant's account upon the Participant's separation of service or death, the Plan Administrator shall direct the Trustee to deduct the total amount of any outstanding loan to the Participant, plus any unpaid interest due thereon, from the Participant's account the Plan in order to satisfy the amounts due on the loan.

             (j) A loan to a Participant from the Plan shall be considered an investment of the separate accounts of the Participant from which the loan is made, and all loan repayments by the Participant shall be credited to such separate accounts and reinvested in the investments authorized by the Trust Agreement in accordance with the Plan's investment provisions.

                       Article VII.  Investment Elections

        7.1 Investment of Contributions. Each Member may elect to have his Account invested in increments of one percent (1%) of the total in any of the Investment Funds.

        7.2 Investment Elections. Each Participant may make investment elections described in Section 7.1 by filing an election with the Plan Administrator upon becoming a Participant, pursuant to the procedures established by the Plan Administrator. To become a Participant in the Plan, an Employee must make Investment Elections totaling 100 percent, or the enrollment will be held in abeyance until such elections totaling
   100 percent are made.

        7.3 Investment Transfers. Each Participant may make investment elections described in Section 7.1 by filing an election with the Plan Administrator upon becoming a Participant, pursuant to the procedures established by the Plan Administrator. Such elections may be changed and made effective on the Valuation Date coinciding with or next following the Participant's election.

        7.4 Transfer of Assets. The Plan Administrator shall direct the Trustee to transfer moneys or other property from the appropriate Investment Fund to the other Investment Fund as may be necessary to carry out the aggregate transfer transactions after the Plan Administrator has caused the necessary entries to be made in the Participants' Accounts in the Investment Funds and has reconciled offsetting transfer elections, in accordance with uniform rules therefor established by the Plan Administrator.

                 Article VIII.  Accounts and Records of the Plan

        8.1 Accounts and Records. The Accounts and records of the Plan shall be maintained by the Plan Administrator and shall accurately disclose the status of the Accounts of each Member or his beneficiary in the Plan. Each Member shall be advised of the status of his Account at the end of each quarter.


        8.2 Trust Fund. Each Member shall have an undivided proportionate interest in the Trust Fund which shall be measured by the proportion that the market value of his Account bears to the total market value of all Accounts as of the date that such interest is being determined.

        8.3 Valuation and Allocation of Expenses. As of each Valuation Date, the Trustee shall determine the fair market value of the Trust Fund after first deducting any expenses which have not been paid by the Employers. Unless paid by the Employers and subject to such limitations as may be imposed by the Act or other applicable law, all costs and expenses incurred in connection with the general administration of the Plan and the Trust shall be chargeable to the Trust Fund.

             8.4 Allocation of Earnings and Losses. As of each Valuation Date, the Plan Administrator, with the assistance of the Trustee, shall allocate the net earnings and gains or losses of each Investment Fund of the Trust Fund since the preceding Valuation Date (and attributable to Before-Tax Contributions, After-Tax Contributions, Matching Contributions, and Rollover Contributions) to each Member's Before-Tax Contributions Account, After-Tax Contributions Account, Matching Contributions Account, and Rollover Account in the same proportion that the market value of such Accounts in such Investment Fund as of the last day of the Plan Month bears to the total market value of all Members' Accounts in such Investment Fund as of the last day of the Plan Month. For the purpose of allocating earnings and losses, the Plan Administrator shall adopt rules which conform to applicable law and generally accepted accounting practices.

                             Article IX.  Financing

        9.1 Financing. The Company shall enter into a Trust Agreement in order to implement and carry out the provisions of the Plan and to finance the benefits under the Plan. All rights which may accrue to any person under the Plan shall be subject to all the terms and provisions of such Trust Agreement. The Company may modify the Trust Agreement in accordance with the terms of that Agreement from time to time to accomplish the purposes of the Plan.

        9.2 Contributions. The Employers shall make such contributions to the Trust Fund as are required by the provisions of the Plan, subject to the right of the Company to amend, modify, or terminate the Plan.

        9.3 Nonreversion. No Employer shall have any right, title, or interest in the contributions made to the Trust Fund, and no part of the Trust Fund shall revert to any Employer, except that--

        (a) If a contribution is made to the Trust Fund by an Employer by a mistake of fact, then such contribution may be returned to such Employer within one year after the payment of the contribution. Contributions are made contingent on their deductibility under Code section 404. If any part or all of a contribution is disallowed as a deduction under Code section 404, then to the extent the contribution is disallowed as a deduction it shall be returned to such Employer within one year after the disallowance.

        (b) If the Internal Revenue Service initially determines that the Plan does not meet the requirements of Code section 401, the Plan shall be null and void from the Effective Date, and any contributions shall be returned to all contributors within one year following the determination that the Plan does not meet such requirements, unless the Company elects to make the changes to the Plan necessary to receive a determination from the Internal Revenue Service that the requirements of Code section 401 are met.

        9.4 Rights in the Trust Fund. Persons eligible for benefits under the Plan are entitled to look only to the Trust Fund for the payment of such benefits and have no claim against any Employer, the Plan
   Administrator, or any other person. No person has any right or interest in the Trust Fund except as expressly provided in the Plan.

                           Article X.  Administration

        10.1 Plan Administrator and Fiduciary. The Company shall be the "administrator" of the Plan within the meaning of section 3(16)(A) of the Act, a fiduciary with respect to the Plan within the meaning of sections 3(21)(A)(i) and (iii) of the Act, and the named fiduciary under section 402 of the Act. It shall also be the Plan Administrator for purposes of the Plan.

        10.2 Expenses. All expenses incurred in the administration of the Plan shall be paid for by the Trust Fund to the extent not paid by the Employers. Such expenses shall include any expenses incident to the administration of the Plan, including, but not limited to, fees of actuaries, accountants, counsel, and other specialists.

        10.3 Administration. The Company shall be responsible for the administration of the Plan. The Company shall have all such powers as may be necessary to carry out the provisions hereof and may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan's business. In making any such determination or rule, the Company shall pursue uniform policies as from time to time established by the Company and shall not discriminate in favor of or against any Member. The Company shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of the eligibility for and the amount of any benefit payable under the Plan. The Company shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision.
   The Company shall make, or cause to be made, all reports or other filings necessary to meet the reporting and disclosure requirements of the Act which are the responsibility of "plan administrators" under the Act. To the extent permitted by law, all findings of fact, determinations, interpretations, and decisions of the Company shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

        10.4 No Enlargement of Employee Rights. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge or retire any Employee at any time.

        10.5 Appeals from Denial of Claims. If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing within a reasonable period of time after receipt of the claim by the Plan (not to exceed 90 days after receipt of the claim or, if special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant and an additional 90 days will be considered reasonable) by registered or certified mail of such denial, written in a manner calculated to be understood by the claimant, setting forth the following information:

        (a)  the specific reasons for such denial;

        (b) specific reference to pertinent Plan provisions on which the denial is based;

        (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

        (d)  an explanation of the Plan's claim review procedure.

   The claimant also shall be advised that he or his duly authorized representative may request a review by the Plan Administrator of the decision denying the claim by filing with the Plan Administrator, within 60 days after such notice has been received by the claimant, a written request for such review, and that he may review pertinent documents, and submit issues and comments in writing within the same 60-day period. If such request is so filed, such review shall be made by the Plan Administrator within 60 days after receipt of such request, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. The Member or beneficiary shall be given written notice of the decision resulting from such review, which notice shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

        10.6 Notice of Address and Missing Persons. Each person entitled to benefits under the Plan must file with the Plan Administrator, in writing, his post office address and each change of post office address. Any communication, statement, or notice addressed to such a person at his latest reported post office address will be binding upon him for all purposes of the Plan and neither the Plan Administrator nor the Employers, Trustee, or insurance company shall be obliged to search for or ascertain his whereabouts. In the event that such person cannot be located, the Plan Administrator may direct that such benefit and all further benefits with respect to such person shall be discontinued and all liability for the payment thereof shall terminate; provided, however, that in the event of the subsequent reappearance of the Member or beneficiary prior to termination of the Plan, the benefits which were due and payable and which such person missed shall be paid in a single sum, and the future benefits due such person shall be reinstated in full.

        10.7 Data and Information for Benefits. All persons claiming benefits under the Plan must furnish to the Plan Administrator or its designated agent such documents, evidence, or information as the Plan Administrator or its designated agent consider necessary or desirable for the purpose of administering the Plan, and such person must furnish such information promptly and sign such documents as the Plan Administrator or its designated agent may require before any benefits become payable under the Plan.

        10.8 Indemnity for Liability. The Company shall indemnify any individual who is directed by the Company to carry out responsibilities and duties imposed by this Plan against any and all claims, losses, damages, and expenses, including counsel fees, approved by the Company, and any liability, including any amounts paid in settlement with the Company's approval, arising from the individual's action or failure to act, in connection with such person's responsibilities and duties under the Plan, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

        10.9 Effect of a Mistake. In the event of a mistake or misstatement as to the eligibility, participation, or service of any Member, or the amount of payments made or to be made to a Member or beneficiary, the Plan Administrator shall, if possible, cause to be withheld or accelerated or otherwise make adjustment of such amounts of payments as will in its sole judgment result in the Member or beneficiary receiving the proper amount of payments under this Plan.

                     Article XI.  Amendment and Termination

        11.1 Amendment and Termination.

        (a) The Company reserves the right at any time by action of the Board to amend or terminate the Plan. The Company's right of amendment or termination shall not require the assent or any other action by any other Employer, notwithstanding that such action by the Company may relate in whole or in part to persons in the employ of another Employer.

        (b) While each Employer contemplates carrying out the provisions of the Plan indefinitely with respect to its Employees, no Employer shall be under any obligation to maintain the Plan for any minimum or other period of time.

        (c) Upon any termination of the Plan in its entirety, or with respect to any Employer, the Company shall give written notice thereof to the Plan Administrator, the Trustee, and any Employer involved.

        (d) Except as provided by law, upon any termination of the Plan, no Employer with respect to whom the Plan is terminated (including the Company) shall thereafter be under any obligation to make any contribution or payment to the Trust Fund, the Plan, any Member, any beneficiary, or any other person, trust or fund whatsoever, for any purpose whatsoever under or in connection with the Plan.

        11.2 Limitations on Amendments. The provisions of this Article are subject to and limited by the following restrictions:

        (a) No amendment shall operate either directly or indirectly to give any Employer any interest whatsoever in any funds or property held by the Trustee under the terms hereof, or to permit the corpus or income of the Trust to be used for or diverted to purposes other than the exclusive benefit of Members or their beneficiaries.

        (b) No such amendment shall operate either directly or indirectly to deprive any Member of his vested and nonforfeitable interest as of the time of such amendment.

        11.3 Bankruptcy and Other Contingencies. If an Employer terminates its connection with the Plan, or if an Employer is dissolved, liquidated, or by appropriate legal proceedings is adjudged bankrupt, if judicial proceedings of any kind result in the involuntary dissolution of an Employer, the Plan shall be terminated with respect to such Employer. The merger, consolidation, or reorganization of an Employer, or the sale by it of all or substantially all of its assets, shall not terminate the Plan if there is delivery to such Employer by the Employer's successor or by the purchaser of all or substantially all of the Employer's assets, of a written instrument requesting that the successor or purchaser be substituted for the Employer and agreeing to perform all the provisions hereof which such Employer is required to perform. Upon the receipt of said instrument, with the approval of the Company, the successor or the purchaser shall be substituted for such Employer herein, and such Employer shall be released from all obligations herein or in any trust agreement imposed upon it.

                       Article XII.  Top-Heavy Provisions

        12.1 Application of Top-Heavy Provisions.

        (a)  Single Plan Determination.  Except as provided in subsection
             (b)(2), if as of a Determination Date, the sum of the amount of the Section 416 Accounts of Key Employees and the beneficiaries of deceased Key Employees exceeds 60 percent of the amount of the Section 416 Accounts of all Employees and beneficiaries (excluding former Key Employees), the Plan is top-heavy and the provisions of this Article shall become applicable.

        (b)  Aggregation Group Determination.

             (1) If as of a Determination Date this Plan is part of an Aggregation Group which is top-heavy, the provisions of this Article shall become applicable. Top-heaviness for the purpose of this subsection shall be determined with respect to the Aggregation Group in the same manner as described in subsection (a) above.

             (2) If this Plan is top-heavy under subsection (a), but the Aggregation Group is not top-heavy, the Plan shall not be top-heavy and this Article shall not be applicable.

        (c) Plan Administrator. The Plan Administrator shall have responsibility to make all calculations to determine whether this Plan is top-heavy.

        12.2 Definitions.

        (a) "Aggregation Group" means this Plan and all other plans maintained by the Employers and nonparticipating Affiliates which cover a Key Employee and any other plan which enables a plan covering a Key Employee to meet the requirements of Code section 401(a)(4) or section 410. In addition, at the election of the Plan Administrator, the Aggregation Group may be expanded to include any other qualified plan maintained by an Employer or nonparticipating Affiliate if such expanded Aggregation Group meets the requirements of Code sections 401(a)(4) and 410.

        (b) "Determination Date" means the last day of the Plan Year immediately preceding the Plan Year for which top-heaviness is to be determined or, in the case of the first Plan Year of a new plan, the last day of such Plan Year.

        (c) "Key Employee" means a Member who for the Plan Year containing the Determination Date or any of the four preceding Plan Years is--

             (1) an officer of an Employer or nonparticipating Affiliate who has annual Wages greater than 50 percent of the amount in effect under Code section 415(b)(l)(A) for such Plan Year; provided, however, that no more than the lesser of--
                  (A)  50 Employees, or
                  (B) the greater of (i) three Employees or (ii) 10 percent of all Employees,

                  shall be treated as officers, and such officers shall be those with the highest annual Wages in the five-year period;

             (2) one of the ten Employees having annual Wages from all Employers and nonparticipating Affiliates for such Plan Year greater than the dollar limit specified in Code section 415(c)(1)(A) and owning both more than a one-half of 1 percent interest and the largest interests in an Employer or nonparticipating Affiliate;

             (3) a 5-percent owner of an Employer or nonparticipating Affiliate; or

             (4) a 1-percent owner of an Employer or nonparticipating Affiliate having annual Wages of more than $150,000.

             Ownership shall be determined in accordance with Code section 416(i)(l)(B) and (C). For purposes of paragraph (2), if two Employees have the same ownership interest in an Employer or nonparticipating Affiliate, the Employee having the greater annual Wages from the Employers and nonparticipating Affiliates shall be treated as having a larger interest.

        (d)  "Section 416 Account" means--

             (1) the amount credited as of a Determination Date to a Member's or beneficiary's account, under the Plan and under any other qualified defined contribution plan which is part of an Aggregation Group (including amounts to be credited as of the Determination Date but which have not yet been contributed);

             (2) the present value of the accrued benefit credited to a Member or beneficiary under a qualified defined benefit plan which is part of an Aggregation Group; and

             (3) the amount of distributions to the Member or beneficiary during the five-year period ending on the Determination Date other than a distribution which is a tax-free rollover contribution (or similar transfer) that is not initiated by the Member or that is contributed to a plan which is maintained by an Employer or nonparticipating Affiliate;

             reduced by--

             (4) the amount of rollover contributions (or similar transfers) and earnings thereon credited as of a Determination Date under the Plan or a plan forming part of an Aggregation Group which is attributable to a rollover contribution (or similar transfer) initiated by the Member and derived from a plan not maintained by an Employer or nonparticipating Affiliate.

             The Account of a Member who was a Key Employee and who subsequently meets none of the conditions of subsection (c) for the Plan Year containing the Determination Date is not a Section 416 Account and shall be excluded from all computations under this Article. Furthermore, if a Member has not received any earnings from an Employer or nonparticipating Affiliate (other than benefits under the Plan) during the five year period ending on the Determination Date, any account of such Member (and any accrued benefit for such Member) shall not be taken into account in computing top-heaviness under this Article.

        (e) "Wages" means the Member's wages received from all Employers and nonparticipating Affiliates reportable for federal withholding tax purposes.

        12.3 Minimum Contribution.

        (a) General. If this Plan is determined to be top-heavy under the provisions of section 12.1 with respect to a Plan Year, the sum of Employer contributions (including contributions under a salary reduction agreement) and forfeitures under all qualified defined contribution plans allocated to the accounts of each Member in the Aggregation Group who is not a Key Employee and is an Employee on the last day of the Plan Year shall not be less than 3 percent of such Member's Wages. This section 12.3 shall not be applicable with respect to a Member who is also covered under a defined benefit plan maintained by the Company or an Affiliate which provides the benefit specified by Code section 416(c)(1).

        (b) Exception. The contribution rate specified in subsection (a) shall not exceed the percentage at which Employer contributions and forfeitures are allocated under the plans of the Aggregation Group to the account of the Key Employee for whom such percentage is the highest for the Plan Year. For the purpose of this subsection (b), the percentage for each Key Employee shall be determined by dividing the Employer contributions and forfeitures for the Key Employee by the amount of his total Wages for the year not in excess of $200,000 (as adjusted by the Secretary of the Treasury under Code section 416(d)).

        12.4 Limit on Annual Additions:  Combined Plan Limit.

        (a)  General.  If this Plan is determined to be top-heavy under section 12.1, section 4.5(c) of this Plan shall be applied by substituting 1.0 for 1.25 in applying the provisions of Code section 415(e)(2) and (e)(3).

        (b)  Exception.  Subsection (a) shall not be applicable if--

             (1) section 12.3 is applied by substituting "4 percent" (or "7.5 percent" if the Member is also covered under a top-heavy defined benefit plan of the Employer or Affiliate) for "3 percent," and

             (2) this Plan would not be top-heavy if "90 percent" is substituted for "60 percent" in section 12.1.

        (c)  Transitional Rule.  If, but for this subsection (c), subsection
             (a) would begin to apply with respect to the Plan, the application of subsection (a) shall be suspended with respect to a Member so long as there are--

             (1) no Employer contributions, forfeitures, or voluntary nondeductible contributions allocated to such Member, and

             (2) no accruals under a qualified defined benefit plan for such Member.

        12.5 Collective Bargaining Agreements.  The requirements of section
   12.3 shall not apply with respect to any Employee included in a unit of Employees covered by a collective bargaining agreement between Employee representatives and an Employer or nonparticipating Affiliate if retirement benefits were the subject of good faith bargaining between such Employee representatives and such Employer or nonparticipating Affiliate.

                 Article XIII.  Participation In and Withdrawal
                          From the Plan by an Employer

        13.1 Participation in the Plan. Any Affiliate which desires to become an Employer hereunder may elect, with the consent of the Board of Directors, to become a party to the Plan and Trust Agreement by adopting the Plan for the benefit of its eligible Employees, effective as of the date specified in such adoption--

        (a) by filing with the Company a certified copy of a resolution of its board of directors to that effect, and such other instruments as the Company may require; and

        (b) by the Company's filing with the then Trustee a copy of such resolution, together with a certified copy of resolutions of the Board of Directors approving such adoption.

   The adoption resolution or decision may contain such specific changes and variations in Plan or Trust Agreement terms and provisions applicable to such adopting Employer and its Employees as may be acceptable to the Company and the Trustee. However, the sole, exclusive right of any other amendment of whatever kind or extent to the Plan or Trust Agreement is reserved by the Company. The Company may not amend specific changes and variations in the Plan or Trust Agreement terms and provisions as adopted by the Employer in its adoption resolution without the consent of such Employer. The adoption resolution or decision shall become, as to such adopting organization and its employees, a part of this Plan as then amended or thereafter amended and the related Trust Agreement. It shall not be necessary for the adopting organization to sign or execute the original or then amended Plan and Trust Agreement documents. The coverage date of the Plan for any such adopting organization shall be that stated in the resolution or decision of adoption, and from and after such effective date, such adopting organization shall assume all the rights, obligations, and liabilities of an individual employer entity hereunder and under the Trust Agreement. The administrative powers and control of the Company, as provided in the Plan and Trust Agreement, including the sole right to amendment, and of appointment and removal of the Plan Administrator, the Trustee, and their successors, shall not be diminished by reason of the participation of any such adopting organization in the Plan and Trust Agreement.

        13.2 Withdrawal from the Plan. Any Employer, by action of its board of directors or other governing authority, may withdraw from the Plan and Trust Agreement after giving 90 days' notice to the Board, provided the Board consents to such withdrawal. Distribution may be implemented through continuation of the Trust Fund, or transfer to another trust fund exempt from tax under Code section 501, or to a group annuity contract qualified under Code section 401, or distribution may be made as an immediate cash payment in accordance with the directions of the Plan Ad-ministrator; provided, however, that no such action shall divert any part of such fund to any purpose other than the exclusive benefit of the Employees of such Employer.

                           Article XIV.  Miscellaneous

        14.1 Beneficiary Designation.

        (a) Each unmarried Member may designate, on a form provided for that purpose by the Plan Administrator, a beneficiary or beneficiaries to receive his interest in the Plan in the event of his death, but such designation shall not be effective for any purpose until it has been filed by him during his lifetime with the Plan Administrator. He may, from time to time during his lifetime, on a form approved by and filed with the Plan Administrator, change his beneficiary or beneficiaries.

        (b) The beneficiary of each Member who is married shall be the surviving spouse of such Member, unless such spouse consents in writing to the designation of another beneficiary or beneficiaries. Each married Member may, from time to time, change his designation of beneficiaries; provided, however, that the Member may not change his beneficiary without the written consent of his spouse unless, when such spouse first consented to the designation of a beneficiary other than the spouse, the spouse also waived the right to reject subsequent changes of beneficiary.

        (c) If a Member fails to designate a beneficiary, or if for any reason such designation is legally ineffective, or if all designated beneficiaries predecease him or die simultaneously with him, distribution shall be made to his spouse; or if none, to his estate.

        (d) The written consent described in subsection (b) shall acknowledge the effect of such election and shall be witnessed by a Plan representative designated by the Plan Administrator or a notary public.

        14.2 Incompetency. Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Plan Administrator receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed.
   In the event a guardian or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator, provided that proper proof of appointment is furnished in a form and manner suitable to the Plan Administrator.
   To the extent permitted by law, any payment made under the provisions of this section shall be a complete discharge of liability under the Plan.

        14.3 Nonalienation. Except as provided in Code section 401(a)(13), neither benefits payable at any time under the Plan nor the corpus or income of the Trust Fund shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void. No benefit nor the Trust Fund shall in any manner be liable for or subject to the debts or liabilities of any Member or of any other person entitled to any benefit. The Plan Administrator shall establish procedures to determine whether domestic relations orders are "qualified domestic relations orders" and to administer distributions under such qualified domestic relations orders.

        14.4 Applicable Law. The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin to the extent such laws have not been preempted by applicable federal law.

        14.5 Severability. If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in this Plan.

        14.6 No Guarantee. Neither the Plan Administrator, the Company, the Employers, nor the Trustee in any way guarantees the Trust Fund from loss or depreciation nor the payment of any money which may be or become due to any person from the Trust Fund. Nothing herein contained shall be deemed to give any Participant, Member, or beneficiary an interest in any specific part of the Trust Fund or any other interest except the right to receive benefits out of the Trust Fund in accordance with the provisions of the Plan and the Trust.

        14.7 Merger, Consolidation, or Transfer. In the case of any merger or consolidation of the Plan with, or in the case of any transfer of assets or liabilities of the Plan to or from, any other plan, each Member shall receive a benefit immediately after the merger, consolidation, or transfer (if the Plan had then terminated) which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

        14.8 Internal Revenue Service Approval. It is the intention of the Company to obtain a ruling or rulings by the District Director of Internal Revenue that--

        (a) the Plan, as in effect from time to time, with respect to all Employers, meets the requirements of Code section 401(a); and


        (b) any and all contributions made by the Employers under the Plan are deductible for income tax purposes under section 404(a) or any other applicable provisions of the Code.

                               * * * * * * * * * *

        IN WITNESS WHEREOF, LADISH CO., INC. has caused this document to be executed by its duly authorized officers on this ____ day of December, 1988, effective as of April 1, 1987.

                                      LADISH CO., INC.




                                      By:  _________________________________
                                           Its  ___________________________

   ATTEST:



   By:  ______________________________
        Its Secretary



        (Seal)